                                                                    Exhibit 4.01

          This Subordinated Note is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of the Depository named below or a nominee of the Depository. This Subordinated Note is not exchangeable for Subordinated Notes registered in the name of a Person other than the Depository or its nominee except in the limited circumstances described herein and in the Indenture, and no transfer of this Subordinated Note (other than a transfer of this Subordinated Note as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository) may be registered except in the limited circumstances described herein.

          Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (the "Depository"), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of the Depository (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of the Depository), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

          THE SUBORDINATED NOTES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS BUT ARE UNSECURED OBLIGATIONS OF CITIGROUP INC. THE SUBORDINATED NOTES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR BY ANY OTHER FEDERAL AGENCY OR INSTRUMENTALITY.

                                 CITIGROUP INC.

     4.650% FIXED RATE/FLOATING RATE SUBORDINATED NOTES DUE OCTOBER 11, 2022

REGISTERED                                                            REGISTERED

                                                              CUSIP: 172967 DC 2
                                                            ISIN: US172967 DC 27
                                                          Common Code: 023199700

No. R-0001                                                       C$_____________

     CITIGROUP INC., a Delaware corporation (the "Company", which term includes any successor Person under the Indenture), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of C$____________ on October 11, 2022, and until the principal hereof is paid or made available for payment to pay interest thereon (i) from and including October 7, 2005 or from the most recent Interest Payment Date (as defined herein) to which interest has been paid or duly provided for, to but excluding October 11, 2017 (the "Fixed Rate Period"), semi-annually in equal installments on the eleventh day of April and October of each year, commencing April 11, 2006, at a fixed rate of 4.650% per annum, and (ii) from and including October 11, 2017 or from and including the most recent Interest Payment Date thereafter to which interest has been paid or duly provided for to but excluding October 11, 2022 or an earlier date of redemption (the "Floating Rate Period"), quarterly, on the eleventh day of each January, April, July and October of each year beginning January 11, 2018 (each such semi-annual or quarterly payment date, an "Interest Payment Date"), at a rate per annum for each interest period equal to three-month CDOR (as defined herein) plus 1.40%, as determined by Citibank, N.A., London office, as calculation agent (the "Calculation Agent"), and reset quarterly as described herein. An interest period during the Floating Rate Period will be the period commencing on an Interest Payment Date and ending on the day preceding the next following Interest Payment Date. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid pursuant to the instructions of the Person in whose name this Subordinated Note is registered at the close of business on the Record Date for such interest, which shall be (i) the March 27 and September 26 (whether or not a Business Day) next preceding each Interest Payment Date during the Fixed Rate Period and (ii) the fifteenth day immediately preceding each Interest Payment Date during the Floating Rate Period.

     Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the holder on such Record Date and may either be paid pursuant to the instructions of the Person in whose name this Subordinated Note is registered at the close of business on a subsequent Record Date, such subsequent Record Date to be not less than five days prior to the date of payment of such defaulted interest, notice whereof shall be given to holders of Subordinated Notes of this series not less than 15 days prior to such subsequent Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Subordinated Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

     During the Fixed Rate Period, interest will be payable semi-annually in equal installments and, in the case of any period other than a full semi-annual period, interest hereon during the Fixed Rate Period will be calculated on the basis of the actual number of days elapsed and a year of 365 days or (in the case of a leap year) 366 days. Interest hereon during the Floating Rate Period will be calculated on the basis of the actual number of days elapsed and a year of 365 days or (in the case of a leap year) 366 days. All Canadian dollar amounts resulting from the calculations described in the preceding two sentences will be rounded to the nearest cent.

     During the Fixed Rate Period, if either an Interest Payment Date or a redemption date falls on a day that is not a Toronto Business Day, the payment due on such date will be postponed to the next succeeding Toronto Business Day, and no further interest will accrue in respect of such postponement. "Toronto Business Day" means any day which is a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign currency deposits and foreign exchange) in Toronto.

     During the Floating Rate Period, if an Interest Payment Date falls on a day that is not a Toronto Business Day, such Interest Payment Date will be the next succeeding Toronto Business Day, unless that day falls in the next calendar month, in which case the Interest Payment Date will be the first preceding Toronto Business Day. If either the maturity date or a redemption date falls on a day that is not a Toronto Business Day, the payment due on such date will be postponed to the next succeeding Toronto Business Day, and no further interest will accrue in respect of such postponement.

     During both the Fixed Rate Period and the Floating Rate Period, if a date for payment of interest or principal on the Subordinated Note falls on a day that is not a business day in the place of payment, such payment will be made on the next succeeding business day in such place of payment as if made on the date such payment was due. No interest will accrue on any amounts payable for the period from and after the due date for payment of such interest or principal.

     The Notes will be represented by beneficial interests in fully registered permanent global notes (the "Global Notes") without interest coupons attached, which will be deposited on or about October 7, 2005 with Citibank, N.A., London office, as custodian for, and registered in the name of Cede & Co., as nominee for, The Depository Trust Company ("DTC").

     Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in The Canadian Depository for Securities Limited ("CDS"). Clearstream International ("Clearstream") and the Euroclear System ("Euroclear") will hold interests on behalf of their participants through customers' securities accounts in their respective names on the books of their respective Canadian subcustodians, each of which is a Canadian Schedule I chartered bank ("Canadian subcustodians"), which in turn will hold such interests in customers' securities accounts in the names of the Canadian subcustodians on the books of CDS.

     All payments of principal and interest on the Notes will be made in Canadian dollars. Payments on the Global Notes will be made on behalf of the Company by the fiscal agent pursuant to the instructions of the Person in whose name this Subordinated Note is registered at the close of business on the relevant Record Date. All payments made by the fiscal agent on the Company's behalf shall discharge the liability of the Company under the Notes to the extent of the sums so paid.

     Reference is hereby made to the further provisions of this Subordinated Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authentication hereon has been executed by the Trustee or by the Fiscal Agent on behalf of the Trustee by manual signature, this Subordinated Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: October 7, 2005

                                        CITIGROUP INC.


                                        By:
                                            ------------------------------------
                                        Title: Treasurer


ATTEST:


By:
    ------------------------------------
Assistant Secretary

     This is one of the Subordinated Notes of the series issued under the within-mentioned Indenture.

Dated: October 7, 2005

                                        J.P. MORGAN TRUST COMPANY, N.A.,
                                        as Trustee


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                      -or-


                                        CITIBANK, N.A., LONDON OFFICE,
                                           as Authenticating Agent


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

     This Subordinated Note is one of a duly authorized issue of Securities of the Company (the "Subordinated Notes"), issued and to be issued in one or more series under the Indenture, dated as of April 12, 2001, as supplemented August 2, 2004 (the "Indenture"), between the Company and J.P. Morgan Trust Company, N.A. (successor-in-interest to Bank One Trust Company, N.A.), as Trustee (the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the Subordinated Notes and of the terms upon which the Subordinated Notes are, and are to be, authenticated and delivered. This Subordinated Note is one of the series designated on the face hereof, initially issued in the aggregate principal amount of C$500,000,000.

     The Company covenants and agrees that the indebtedness evidenced by the Subordinated Notes is subordinate and junior in right of payment to all Senior Indebtedness (as defined in the Indenture) to the extent provided in the Indenture, and each holder of Subordinated Notes, by his or her acceptance thereof, likewise covenants and agrees to the subordination provided in the Indenture (including Article Fourteen thereof) and shall be bound by the provisions thereof.

     In the event that the Company shall default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when the same becomes due and payable after any applicable grace period, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made on account of the principal of, or premium, if any, or interest on the indebtedness evidenced by the Subordinated Notes, or in respect of any redemption, retirement or other acquisition of any of the Subordinated Notes, except that holders of Subordinated Notes may receive and retain (x) securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Subordinated Notes, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment and (y) payments made from a defeasance trust created pursuant to Article Eleven of the Indenture.

     In the event of:

          (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property,

          (ii) any proceeding for liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,

          (iii) any assignment by the Company for the benefit of creditors, or

          (iv) any other marshalling of the assets of the Company,

all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made to any Holder of any of the Subordinated Notes on account thereof (except as provided in the next sentence). Any payment or distribution, whether in cash, securities or other property (other than (x) securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Subordinated Notes, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment and (y) payments made from a defeasance trust created pursuant to Article Eleven of the Indenture), which would otherwise (but for these subordination provisions) be payable or deliverable in respect of the Subordinated Notes shall be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall have been paid in full.

     This Subordinated Note will bear interest for each interest period during the Floating Rate Period at a rate determined by Citibank, N.A., London office, acting as Calculation Agent. The interest rate on this Subordinated Note for a particular interest period will be a per annum rate equal to the three-month Banker's Acceptance Rate ("CDOR") as determined on the related interest determination date plus 1.40%. The interest determination date for an interest period will be the first day of such interest period. Promptly upon determination, the Calculation Agent will inform the Trustee and the Company of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the Calculation Agent shall be binding and conclusive on the holders of Subordinated Notes, the Trustee and the Company.

     On any interest determination date, CDOR will be equal to the offered rate for Canadian dollar bankers' acceptances having a maturity of three months, as such rate appears on the Reuters Screen CDOR page at approximately 10:00 a.m., Toronto time, on such interest determination date. If the Reuters Screen CDOR page is replaced by another service or ceases to exist, the calculation agent will use the replacing service or such other service that may be nominated by the person sponsoring such information appearing there for the purpose of displaying offered rates for Canadian dollar bankers' acceptances having a maturity of three months. If no such service exists, the Calculation Agent shall proceed as described in the next paragraph.

     If no offered rate appears on the Reuters Screen CDOR page on an interest determination date at approximately 10:00 a.m., Toronto time, then CDOR will be the average of the bid rates of interest for Canadian dollar bankers' acceptances with maturities of three months for same day settlement as quoted by such of the Schedule I banks (as defined in the Bank Act (Canada)) as may quote such a rate as of 10:00 a.m., Toronto time, on such interest determination date. If at least two quotations are provided, CDOR will be the arithmetic average of the quotations provided. Otherwise, the rate of CDOR for the next interest period will be set equal to the rate of CDOR for the preceding interest period.

     If an event of default (as defined in the Indenture) with respect to Subordinated Notes of this series shall occur and be continuing, the principal of the Subordinated Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

     The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Subordinated Note upon compliance by the Company with certain conditions set forth in Article Eleven thereof, which provisions apply to this Subordinated Note.

     The Indenture contains provisions permitting the Company and the Trustee, without the consent of the holders of Securities, to establish, among other things, the form and terms of any series of Securities issuable thereunder by one or more supplemental indentures, and, with the consent of the holders of not less than a majority of the principal amount of Securities at the time Outstanding which are affected thereby, to modify the Indenture or any supplemental indenture or the rights of the holders of Securities of such series to be affected, provided that no such modification shall, without the consent of the holder of each Outstanding Security so affected, (x) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security, or reduce the principal amount thereof or the rate of interest thereon or any premium thereon, or change any place of payment where, or the coin or currency in which any Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption on or after the Redemption Date) or modify the provisions of the Indenture with respect to the subordination of the Securities in a manner adverse to the Securityholders or (y) reduce the aforesaid percentage in principal amount of the Outstanding Securities of any series, the consent of the holders of which is required for any supplemental indenture, or the consent of whose holders is required for any waiver provided for in the Indenture, or (z) modify certain other provisions of the Indenture, as set forth in Section 13.02 of the Indenture.

     No reference herein to the Indenture and no provision of this Subordinated Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Subordinated Note at the times, place and rate, and in the coin or currency, herein prescribed.

     This Subordinated Note is a Global Security registered in the name of a nominee of the Depository. This Subordinated Note is exchangeable for Subordinated Notes registered in the name of a person other than the Depository or its nominee only in the limited circumstances hereinafter described. Unless and until it is exchanged in whole or in part for definitive Subordinated Notes in certificated form, this Subordinated Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository.

     If any of the events described under "Book-Entry Procedures and Settlement" on page 28 of the Company's Prospectus dated September 2, 2004 occurs with respect to DTC then, unless otherwise required under applicable law or the regulations and procedures of CDS, the permanent global note held by Citibank, N.A., London office, will be re-registered in the name of a nominee for CDS, no definitive notes will be issued and the Notes will be held directly in CDS.

     If CDS notifies the Company that it is unwilling or unable to continue as depositary in connection with the Global Notes or ceases to be a recognized clearing agency under the Securities Act (Ontario) or other applicable Canadian securities legislation, and a successor depositary is not appointed by the Company within 90 days after receiving such notice or becoming aware that CDS is no longer so recognized, or if both Clearstream and Euroclear notify the company that they are unwilling or unable to continue as a clearing system in connection with the Notes, or if the Company in its sole discretion decides to allow some or all of the Notes to be exchangeable for definitive securities in registered form, then the beneficial owners of Notes affected by such events will be notified through the relevant chain of intermediaries that definitive notes are available. Beneficial owners of affected book-entry notes will then be entitled
(1) to receive physical delivery in certificated form of definitive notes equal in principal amount to their beneficial interest and (2) to have the definitive notes registered in their names. The definitive notes will be issued in denominations of C$100,000 and integral multiples of C$1,000 in excess thereof. Definitive notes will be registered in the name or names of the person or persons CDS, Euroclear and Clearstream specify in a written instruction to the registrar. CDS or Euroclear and Clearstream may base their written instruction upon directions they receive from their participants. Thereafter, the holders of the definitive notes will be recognized as the "holders" of the notes under the Indenture.

     In the event definitive notes are issued, the holders of definitive notes will be able to receive payments of principal and interest on their notes at the office of the Company's paying agents maintained in Toronto and in London. Payment of principal of a definitive note may be made only against surrender of the note to one of the Company's paying agents. The Company also has the option of mailing checks to the registered holders of the notes.

     In the event definitive notes are issued, the holders of definitive notes will be able to transfer their notes, in whole or in part, by surrendering the notes for registration of transfer at the office of Citibank Canada, Toronto office, or Citibank, N.A., London office, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to the Company and the registrar. Upon surrender, the Company will execute, and the authenticating agent will authenticate and deliver, new notes to the designated transferee in the amount being transferred, and a new note for any amount not being transferred will be issued to the transferor. Such new notes will be delivered free of charge at the offices of Citibank, N.A. in London or Citibank Canada in Toronto, as requested by the owner of such new notes. The Company will not charge any fee for the registration of transfer or exchange, except that it may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

     Prior to due presentment of this Subordinated Note for registration of transfer, the Company, the Fiscal Agent and any agent of the Company or the Fiscal Agent may treat the Person in whose name this Subordinated Note is registered as the owner hereof for all purposes, whether or not this Subordinated Note be overdue, and neither the Company, the Fiscal Agent nor any such agent shall be affected by notice to the contrary.

     The Company will pay additional amounts ("Additional Amounts") to the beneficial owner of any Subordinated Note that is a non-United States person in order to ensure that every net payment on such Subordinated Note will not be less, due to payment of U.S. withholding tax, than the amount then due and payable. For this purpose, a "net payment" on a Subordinated Note means a payment by the Company or a paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment or other governmental charge of the United States. These Additional Amounts will constitute additional interest on the Subordinated Note.

     The Company will not be required to pay Additional Amounts, however, in any of the circumstances described in items (1) through (13) below.

     (1)  Additional Amounts will not be payable if a payment on a Subordinated
          Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

          (a) having a relationship with the United States as a citizen, resident or otherwise;

          (b)  having had such a relationship in the past or

          (c)  being considered as having had such a relationship.

     (2)  Additional Amounts will not be payable if a payment on a Subordinated
          Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

          (a) being treated as present in or engaged in a trade or business in the United States;

          (b) being treated as having been present in or engaged in a trade or business in the United States in the past or

          (c)  having or having had a permanent establishment in the United
               States.

     (3)  Additional Amounts will not be payable if a payment on a Subordinated
          Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being or having been any of the following (as these terms are defined in the Internal Revenue Code of 1986, as amended):

          (a)  personal holding company;

          (b)  foreign personal holding company;

          (c) foreign private foundation or other foreign tax-exempt organization;

          (d)  passive foreign investment company;

          (e)  controlled foreign corporation or

          (f) corporation which has accumulated earnings to avoid United States federal income tax.

     (4)  Additional Amounts will not be payable if a payment on a Subordinated
          Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner owning or having owned, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote or by reason of the beneficial owner being a bank that has invested in a Subordinated Note as an extension of credit in the ordinary course of its trade or business.

For purposes of items (1) through (4) above, "beneficial owner" means a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

     (5) Additional Amounts will not be payable to any beneficial owner of a Subordinated Note that is a:

          (a)  fiduciary;

          (b)  partnership;

          (c)  limited liability company or

          (d)  other fiscally transparent entity

          or that is not the sole beneficial owner of the Subordinated Note, or any portion of the Subordinated Note. However, this exception to the obligation to pay Additional Amounts will only apply to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

     (6)  Additional Amounts will not be payable if a payment on a Subordinated
          Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the beneficial owner or any other person to comply with applicable certification, identification, documentation or other information reporting requirements. This exception to the obligation to pay Additional Amounts will only apply if compliance with such reporting requirements is required by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge.

     (7)  Additional Amounts will not be payable if a payment on a Subordinated
          Note is reduced as a result of any tax, assessment or other governmental charge that is collected or imposed by any method other than by withholding from a payment on a Subordinated Note by the Company or a paying agent.

     (8)  Additional Amounts will not be payable if a payment on a Subordinated
          Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

     (9)  Additional Amounts will not be payable if a payment on a Subordinated
          Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner of a Subordinated Note for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

     (10) Additional Amounts will not be payable if a payment on a Subordinated
          Note is reduced as a result of any:

          (a)  estate tax;

          (b)  inheritance tax;

          (c)  gift tax;

          (d)  sales tax;

          (e)  excise tax;

          (f)  transfer tax;

          (g)  wealth tax;

          (h)  personal property tax or

          (i) any similar tax, assessment, withholding, deduction or other governmental charge.

     (11) Additional Amounts will not be payable if a payment on a Subordinated
          Note is reduced as a result of any tax, assessment or other governmental charge required to be withheld by any paying agent from a payment of principal or interest on a Subordinated Note if such payment can be made without such withholding by any other paying agent.

     (12) Additional Amounts will not be payable if a payment on a Subordinated
          Note is reduced as a result of any tax, assessment or other governmental charge that is required to be made pursuant to any European Union directive on the taxation of savings income or any law implementing or complying with, or introduced to conform to, any such directive.

     (13) Additional Amounts will not be payable if a payment on a Subordinated
          Note is reduced as a result of any combination of items (1) through
          (12) above.

     Except as specifically provided herein, the Company will not be required to make any payment of any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of such government.

     As used in this Subordinated Note, "United States person" means:

     (a)  any individual who is a citizen or resident of the United States;

     (b) any corporation, partnership or other entity treated as a corporation or a partnership created or organized in or under the laws of the United States or any political subdivision thereof;

     (c) any estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income and

     (d) any trust if a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust.

     Additionally, "non-United States person" means a person who is not a United States person, and "United States" means the United States of America, including the states of the United States of America and the District of Columbia, but excluding its territories and possessions.

     The Subordinated Notes may be redeemed at the option of the Company, in whole and not in part, on any Interest Payment Date occurring on or after October 11, 2017, at a redemption price equal to 100% of the principal amount of the Subordinated Notes plus accrued and unpaid interest thereon to the redemption date, including any Additional Amounts.

     After notice has been given as provided in the Indenture and funds for the redemption of the Subordinated Notes have been made available to the paying agents on the redemption date, the Subordinated Notes will cease to accrue interest on and after the redemption date. Thereafter, the only right of holders of the Subordinated Notes will be to receive payment of the redemption price.

     Notice of any optional redemption of the Subordinated Notes will be given by the Company at least 30 days before the date fixed for the redemption.

     In addition:

     (1)  The Company may, at its option, redeem the Subordinated Notes if:

          (a) the Company becomes or will become obligated to pay Additional Amounts as described above;

          (b) the obligation to pay Additional Amounts arises as a result of any change in the laws, regulations or rulings of the United States, or an official position regarding the application or interpretation of such laws, regulations or rulings, which change is announced or becomes effective on or after September 29, 2005 and

          (c) the Company determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the Subordinated Notes or taking any action that would entail a material cost to the Company.

     (2)  The Company may also redeem the Subordinated Notes, at its option, if:

          (a) any act is taken by a taxing authority of the United States on or after September 29, 2005, whether or not such act is taken in relation to the Company or any affiliate, that results in a substantial probability that the Company will or may be required to pay Additional Amounts as described above;

          (b) the Company determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the Subordinated Notes or taking any action that would entail a material cost to the Company and

          (c) the Company receives an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that the Company will or may be required to pay the Additional Amounts described above, and delivers to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion the Company is entitled to redeem the Subordinated Notes pursuant to their terms.

Any redemption of the Subordinated Notes as set forth in clauses (1) or (2) above shall be in whole, and not in part, and will be made at a redemption price equal to 100% of the principal amount of the Subordinated Notes Outstanding plus accrued interest thereon to the date of redemption. Holders shall be given not less than 30 days nor more than 60 days' prior notice by the Trustee of the date fixed for such redemption.

          All terms used in this Subordinated Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. The Subordinated Notes are governed by the laws of the State of New York.